Exhibit 99.1

The Parent Company Reports Fourth Quarter and Full Year 2021 Financial Results

Doubled Direct-to-Consumer revenue to 50% of net sales in Q4 2021 compared with 24% in Q1 2021

Expanded reach to over 80% of California population with 11 retail stores, the second largest retail footprint in the state, 6 delivery depots and an immersive mobile shopping app

Appoints Tanisha Robinson as Chief Transformation Officer and Esther Song as Chief Marketing Officer

Conference Call to be Held, April 1, 2022, at 1:00 p.m. ET

SAN JOSE, Calif., March 31, 2022 - TPCO Holding Corp. (“The Parent Company” or the “Company”) (NEO: GRAM.U) (OTCQX: GRAMF), a leading consumer-focused California cannabis company, today announced its financial results for the fourth quarter (“Q4 2021”) and full year (“FY 2021”) ended December 31, 2021. All amounts are expressed in U.S. dollars.

Q4 2021 Financial Highlights

•	Net sales for Q4 2021 were $39.6 million

•	Q4 2021 Direct to Consumer (“DTC”) revenue was $19.9 million

•	Q4 2021 Wholesale revenue was $19.8 million

•	Gross profit for Q4 2021 was $2.3 million, or 6% of net sales

•	Net (income) loss and comprehensive (income) loss for Q4 2021 was $50.6 million

•	Adjusted EBITDA loss for Q4 2021 was $27.5 million. Adjusted EBITDA removes the effects of changes in fair value of financial instruments, impairment charges and other non-cash items.

FY 2021 Financial Highlights

•	Net sales for FY 2021 were $173.4 million

•	DTC Revenue for FY 2021 was $54.2 million or 31% of sales

•	Wholesale revenue for FY 2021 was $119.2 million of 69% of sales

•	Gross profit for FY 2021 was $20.2 million or 12% of net sales

•	Net (income) loss and comprehensive (income) loss for FY 2021 was $587 million

•	Adjusted EBITDA loss for FY 2021 was $62 million.

•	Unrestricted Cash and equivalents totaled $165.3 million as of December 31, 2021

Management Commentary

“2021 was a foundational year, as we developed an integrated omnichannel retail platform that provides us with direct access to over 80% of California’s adult population, positioning us to execute on our goal of becoming the number one choice for consumers by providing for both ease of access and high-quality innovative cannabis products,” said Troy Datcher, Chief Executive Officer of The Parent Company. “We have added significant talent to our organization, including industry experts and seasoned professionals that provide us with the depth of knowledge and expertise we need to lead in this market. Talent is incredibly important, and we are extremely proud of the caliber of team we have assembled. I also want to thank our entire team for the work they have done over the last year, which was instrumental in strongly positioning us for 2022 and beyond.”

Mr. Datcher continued, “While the challenges in the California market remain, including low bulk wholesale flower and oil pricing, high taxes and persisting illicit market, we have successfully begun to pivot our focus to our higher margin direct to consumer revenue, doubling DTC revenue as a percentage of sales between the first and fourth quarters. Today more than ever, we believe we are well positioned to win by leveraging our high-quality indoor grown cannabis, strong consumer brands and direct retail insights to innovate, create, and launch new products directly into the market that today’s consumers demand.”

Mr. Datcher added, “With our consumer-first approach, state-wide DTC retail footprint, robust branded products portfolio, and focus on higher value revenue streams, our priority for the remainder of the year will be preserving our strong balance sheet by reducing our cash burn while utilizing our DTC focus to drive improved margin to generate long-term value for our shareholders. Given our progress in 2021 and subject to any opportunistic partnership or acquisition transactions, we have set a goal to maintain a minimum cash balance of approximately $100 million at 2022 year end, sufficient to sustain our business for a minimum of three years, and pivot to generating positive cash flow in fiscal year 2023.”

Mr. Datcher concluded, “I am proud of our commitment to social equity initiatives and thrilled with the initial success of our partners. I look forward to empowering more entrepreneurs of color, who continue to be disproportionately impacted by current cannabis policies, while bringing our customers high-quality products, experiences, and culturally relevant brands. With the investments we made in 2021, we are ready to execute on this mission in 2022.”

Leadership Team Appointments and Board Changes

The Company further announced today the appointments of Tanisha Robinson as Chief Transformation Officer and Esther Song as Chief Marketing Officer. Additionally, the Company announced that Troy Datcher, Chief Executive Officer of The Parent Company, will be proposed as a director nominee to stand for election to the Board of Directors as Carol Bartz and Jeffry Allen have advised their intention to retire from the Board at the Company’s upcoming 2022 Annual meeting.

Mr. Datcher commented, “I am thrilled to officially welcome Tanisha and Esther to the team. We are proactively building a solid foundation for long term success, and I look forward to leveraging Tanisha and Esther’s extensive industry expertise to further mature and scale our organization. I’m confident we have assembled the right combination of high-quality products, compelling consumer brands, and leadership team to achieve our goals.

Ms. Robinson founded W*nder (pronounced “Wonder”), a company focused on creating accessible, reliable, intuitive cannabis and plant-based beverages to enhance and improve how consumers experience the world. Prior to her role at W*nder, she worked as Chief Disruption Officer of BrewDog globally, and was the first CEO of BrewDog USA, leading the company from its initial startup phase to becoming one of the largest and fastest growing craft breweries in the United States. In addition to her experience at W*nder and BrewDog, Ms. Robinson has founded several successful companies such as Print Syndicate, a design, technology, and marketing company, and TicketFire, a mobile app that allows consumers to use, transfer and sell paper tickets by converting them to a mobile format. Robinson also served in the US Army as an Arabic linguist. Her studies in Arabic at Ohio State University provided her the opportunity to work on women’s and human rights in Damascus, Syria, for two years. She is a featured international speaker on entrepreneurship, conscious capitalism, innovation, disruption and leadership and serves on the board of The Columbus College of Art and Design (“CCAD”) and Mount Carmel Health System.

Ms. Song has established expertise in public relations and marketing from over 20 years of experience in building brand visibility through strategic communications and global marketing campaigns, prioritizing direct consumer relationship building through loyalty programs and authentic storytelling. Prior to joining TPCO, she held the position of Chief Marketing Officer for Pure Beauty, and prior to that, similar roles at Canndescent and MedMen. During her time at MedMen, Song successfully launched a multi-state loyalty program and an integrated system allowing delivery and curbside services. In addition to her experience at MedMen, Song also led global digital and VIP public relations at fashion brands, including Tory Burch, Tod’s and public relations agency, BPCM. Song is currently on the leadership team of Cannabis for Black Lives.

Q4 2021 Operational Highlights

•

Expanded the Company’s California retail footprint to over 80% of the population through definitive agreements to acquire Coastal Holding Company, LLC (“Coastal”), a retail dispensary license holder and operator with six retail licensed locations, five currently operating, and two delivery depots.

•

In preparation of potentially being permitted to list the Company’s common shares and warrants on the New York Stock Exchange or the Nasdaq Stock Market upon regulatory advancement, the Company’s filed its Form 10 registration statement with the United States Securities and Exchange Commission (the “SEC”), which became effective pursuant to the Securities Exchange Act of 1934, as amended on October 8, 2021.

•	Further strengthened the senior management team with the appointments of Kerry Arnold as Chief People Officer of the Company and Tiffany McBride as Managing Director of Social Equity Ventures.

•	Expanded suite of edible offerings with the launch of DELI Dimes, a new gummy cannabis product available in three flavors: Black Cherry, Fresh Watermelon and Red Berry.

Subsequent Events

•

On January 28th, Company insiders, including the entire Board of Directors, Troy Datcher, Chief Executive Officer, Mike Batesole, Chief Financial Officer and other members of the senior leadership team, voluntarily entered into a twelve-month extension of lock-up agreements with the Company (the “Lock-Up Agreements”) with respect to an aggregate of over 34 million shares of common stock (“Lock-up Shares”), or approximately 35 % of the total issued and outstanding shares of common stock of the Company as of July 28, 2021.

FY 2021 Financial Results

Net sales for FY 2021 were $173.4 million, of which $54.2 million was Direct to Consumer sales, and $119.2 million was Wholesale.

Gross profit for FY 2021 was $20.2 million, representing gross margin of 12%. The Company continues to focus on increasing direct-to-consumer sales as a percentage of overall revenue, to shift its sales to higher margin product categories, which over time, is expected to drive gross profit improvements.

Operating expenses for FY 2021 were $184.4 million, cash expenses included general and administrative costs of $47.3 million, salaries and benefits of $36.9 million, and sales and marketing expenses of $42.6 million. Non-cash expenses included: sales and marketing $30.2 million, stock-based compensation of $20.5 million, allowance for bad debts of $4.7 million and depreciation & amortization of $27.6 million.

Net (income) loss and comprehensive (income) loss for FY 2021 was $587 million, which is primarily attributable to non-cash impairment charges of $654.3 million.

Adjusted EBITDA loss for FY 2021 was $62 million. The Adjusted EBITDA loss in 2021 was primarily attributable to the closing of the Qualifying Transaction and the integration initiatives undertaken since the closing.

Unrestricted Cash and cash equivalents totaled $165.3 million as of December 31, 2021. Since closing the Company’s qualifying transaction, the Company has invested $48.8 million in acquisitions and capital investments, $6.5 million to repurchase its own shares and $81.9 million or an average of $6.8 million of cash per month on operations as it integrates and scales its businesses.

The Company’s consolidated financial statements, as well as its accompanying management discussion and analysis of financial condition and results of operations (“MD&A”) have been included in its Annual Report on Form 10-K filed on EDGAR (www.sec.gov) as well as SEDAR (www.sedar.com). Please refer to The Parent Company’s MD&A for additional detail and discussion on the Company’s results from operations.

Conference Call

The Parent Company will host a conference call tomorrow, to discuss these results. Troy Datcher, Chief Executive Officer, and Mike Batesole, Chief Financial Officer will host the call starting at 1:00 p.m. Eastern time. A question-and-answer session will follow management’s prepared remarks.

DATE:	Friday, April 1st, 2022
TIME:	1:00 p.m. Eastern Time
WEBCAST:	Click Here
DIAL-IN NUMBER:	(888) 254-3590 or (647) 794-4605
CONFERENCE ID:	2151082
REPLAY:	1 (888) 203-1112 or 1 (647)-436-0148 Available until 12:00 midnight Eastern Time Friday, April 8, 2022 Replay Code: 2151082

Financial results and analyses are available on the Company’s website (ir.theparent.co), EDGAR (www.sec.gov) and SEDAR (www.sedar.com).

About The Parent Company

Formed in January 2021, The Parent Company is a leading consumer-focused California cannabis company. The company’s three manufacturing facilities provide unparalleled access to high-quality, low-cost cannabis, while its vast wholesale distribution network of more than 450 California dispensaries, a direct-to-consumer omnichannel platform, six consumer delivery hubs and eleven omni-channel retail locations, currently service approximately 80% of the largest legal cannabis market in the country. The Company’s curated product portfolio includes eight valuable and scalable brands, including Monogram by Shawn “JAY-Z” Carter, Caliva, Deli, Fun Uncle, and Mirayo, which sets the tone for The Parent Company’s industry leadership in California and beyond.

In addition to its vast manufacturing infrastructure, consumer reach and cultural influence, The Parent Company is committed to using its resources and status to play a significant role in molding a more equitable cannabis industry. Its social equity ventures initiative, established by Chief Visionary Officer Shawn “JAY-Z” Carter, was created to break down the systematic barriers Black and other minority entrepreneurs face as they endeavor to secure meaningful participation, growth and leadership in the multibillion-dollar legal cannabis industry.

Shares of The Parent Company common stock are traded on NEO Exchange under the ticker symbol “GRAM.U” and on the OTCQX under the ticker symbol “GRAMF”.

For the latest news, activities, and media coverage, please visit www.theparent.co or connect with us on Instagram, LinkedIn, and Twitter.

Forward Looking Statements

This press release may contain forward-looking information within the meaning of applicable securities legislation which reflects The Parent Company’s current expectations regarding future events. The words “will”, “expects”, “intends”, “believes” and similar expressions are often intended to identify forward looking information, although not all forward-looking information contains these identifying words.

Specific forward-looking information contained in this press release includes, but is not limited to, statements concerning (i) the Company’s future financial performance (ii) ability of The Parent Company to execute on its growth strategy; (iii) expectations regarding future corporate development activities; (iv) expectation regarding U.S. listing and regulatory landscape; and (v) expansion of the Company’s direct-to-consumer line of its business. Forward-looking information is based on a number of assumptions and is subject to a number of risks and uncertainties, many of which are beyond The Parent Company’s control, which could cause actual results and events to differ materially from those that are disclosed in or implied by such forward looking information. Such risks and uncertainties include, but are not limited to: changes in general economic, business and political conditions, changes in applicable laws, the U.S. and Canadian regulatory landscapes and enforcement related to cannabis, changes in public opinion and perception of the cannabis industry, reliance on the expertise and judgment of senior management, as well as the factors discussed under the heading “Risk Factors” in The Parent Company’s Annual Report on Form 10-K filed with the SEC on March 31, 2022, which is available on the SEC’s website at www.sec.gov and on SEDAR at www.sedar.com. The Parent Company undertakes no obligation to update such forward-looking information, whether as a result of new information, future events or otherwise, except as expressly required by applicable law.

Non-GAAP Financial Measures

This news release contains the non-GAAP financial measure “Adjusted EBITDA,” which is not recognized under GAAP and does not have a standardized meaning prescribed by GAAP. As a result, this measure may not be comparable to similar measures presented by other companies. For a reconciliation of “Adjusted EBITDA” to the most directly comparable financial information presented in the Financial Statements in accordance with GAAP, see the section entitled “Reconciliation of Non-GAAP Measures” below.

Adjusted EBITDA

We believe Adjusted EBITDA is a useful measure to assess the performance of the Company as it provides more meaningful operating results by excluding the effects of expenses that are not reflective of our underlying business performance and other one-time or non-recurring expenses. We define Adjusted EBITDA as net income (loss) before (i) depreciation and amortization; (ii) income taxes; and (iii) interest expense and debt amortization, adjusted to exclude extraordinary items, non-recurring items and, other non-cash items, including, but not limited to (i) stock-based compensation expense, (ii) fair value change in contingent consideration and investments measured at Fair Value Through Profit and Loss (“ FVTPL”), (iii) non-recurring legal and professional fees, human-resources, inventory and collections-related expenses, (iv) extra ordinary expenses related to COVID-19, (v) intangible and goodwill impairments and loss on disposal of assets, (vi) transaction costs related to merger and acquisition activities, and (vii) non-cash sales and marketing expenses.

Reconciliation of Non-GAAP Measures

	Three Months		Year-ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net loss and comprehensive loss	$(50,568,037)	(7,913,227)	$(587,032,334)	$(6,463,606)
Income taxes	5,645,521	—	(2,372,552)	—
Depreciation and amortization	8,790,536	—	27,615,762	—
Interest expense	1,455,241	—	5,183,817	—

EBITDA	(34,676,739)	(7,913,227)	(556,605,307)	(6,463,606)

Adjustments:	—
Share based compensation expense	3,005,477	—	20,456,297	—
Other non-recurring items:	—
Fair value change of contingent consideration	(8,821,983)	—	(229,819,070)	—
Loss on disposal of assets	(1,208,722)	—	2,447,985	—
Change in fair value of investments at FVTPL	832,172	—	1,250,990	—
Impairment loss	9,118,146	—	654,317,300	—
Provision for notes receivable	2,660,943	—	2,660,943	—
Write-off of prepaid inventory	1,620,891	—	1,620,891	—
Other taxes	—	—	2,243,441	—
De-SPAC costs	—	—	5,341,154	—
Restructuring costs	—	—	3,878,782	—
Sales and marketing expense	15,520	—	30,166,667	—

Adjusted EBITDA	$(27,454,295)	(7,913,227)	$(62,039,927)	$(6,463,606)

Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve The Parent Company of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against the Company. The enforcement of federal laws in the United States is a significant risk to the business of The Parent Company and any proceedings brought against the Company thereunder may adversely affect the Company’s operations and financial performance.

Investor Contact:

Rob Kelly

MATTIO Communications

tpco@mattio.com